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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

      Zigmont                      Christopher
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        (Last)                      (First)                        (Middle)

                             3760 Calle Tecate #A
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                                   (Street)

       Camarillo                      CA                              93012
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                8/3/99
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3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)   ###-##-####
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4.  Issuer Name and Ticker or Trading Symbol             VUTK
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                            Chief Financial Officer
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6.  If Amendment, Date of Original (Month/Day/Year)
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7.  Individual or Joint Group Filing (Check Applicable Line)

      X   Form Filed by One Reporting Person
    _____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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1997 Employee Stock
 Incentive Plan                   *      8/3/08   Common Stock           25,000         $1.50           Direct
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                                                  Stock Options
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Explanation of Responses:

*25% of amount of shares at the end of each anniversary date of the option grant with full vesting at four (4) years


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                 /s/ Christopher Zigmont            8/5/99
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                              **Signature of Reporting Person        Date